Exhibit 3.191

LIMITED PARTNERSHIP AGREEMENT

OF

HEALTH MANAGEMENT ASSOCIATES, LP

THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made as of the 27th day of December, 2012, by and between HEALTH MANAGEMENT GENERAL PARTNER, LLC, a Delaware limited liability company (referred to as “General Partner”), and HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation (referred to as “Limited Partner”). General Partner and Limited Partner are herein collectively referred to as “Partners” and are Partners in the partnership known as Health Management Associates, L.P. (the “Partnership”), which was formed on December 27, 2012 when the General Partner caused a certificate of limited partnership (the “Certificate”) to be filed in the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”).

WHEREAS, upon formation of the Partnership, General Partner and Limited Partner made the initial capital contributions and received the partnership interest and the number of partnership units set forth in Paragraph 5.01 of this Agreement; and

WHEREAS, the Partners desire to enter into this Agreement to govern the affairs of the Partnership and its business under the Act.

NOW, THEREFORE, it is mutually agreed as follows:

SECTION 1.

Name

1.01 Partnership Name. The Partnership’s name is Health Management Associates, LP.

SECTION 2.

Place of Business and Registered Agent

2.01 Place of Business. The Partnership’s principal place of business is located at the following address: 5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108. The General Partner may from time to time change the Partnership’s principal place of business to another location or add additional places of business.

2.02 Registered Agent. The registered agent for the Partnership shall be the Partnership’s registered agent for service of process against the Partnership as stated in the Certificate of Limited Partnership: The Company Trust Company, Company Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.

SECTION 3.

Business

3.01 Purpose. The Partnership’s purpose is to engage in any lawful business permitted under the Act. The Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purpose of the Partnership and shall have without limitation, any and all powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement or the Act.

SECTION 4.

Term of Partnership

4.01 Initial Term. The Partnership began on the date of filing of the Certificate of Limited Partnership and shall continue until the winding up and liquidation of the Partnership and its business is completed, as provided in this Agreement, unless terminated sooner pursuant to this Agreement.

SECTION 5.

Capital and Capital Accounts

5.01 Capital Contributions. Each of the Partners has contributed to the capital of the Partnership, in cash or other consideration, set forth opposite its name and therefore possess the partnership interest and number of partnership units indicated:

Name	Capital Contribution	Partnership Interest	Partnership Units
Health Management General Partner, LLC	$1.00	1%	1
Health Management Associates, Inc.	Membership Interest in Health Management Associates, LLC	99%	99

5.02 Each Partner’s Share. A Capital Account shall be maintained for each Partner and shall be credited with the amount of its capital contribution to the Partnership. Each capital account shall be established and maintained in compliance with Section 704 of the Internal Revenue Code of 1986 (the “Code”) and all applicable temporary and final tax regulations under the Code (“Treasury Regulations”), and any amendments thereof. No interest shall be paid on partnership capital.

5.03 Additions. No Limited Partner shall be required to make any additional capital contribution to the Partnership in excess of the amount described in Paragraph 5.01 above. The General Partner shall make such additional capital contributions as it deems necessary in its discretion to carry on the business of the Partnership.

5.04 Adjustments. Each Partner’s capital account shall be adjusted whenever necessary to reflect: (1) its distributive share of Partnership profits and losses, including capital gains and losses, (ii) contributions made to the Partnership by the Partner, and (iii) distributions made by the Partnership to the Partner. A Partner’s loans to the Partnership shall not be added to its capital account.

5.05 Withdrawal of Capital. No General or Limited Partner may withdraw any or all of its capital contribution without the prior written consent of the General Partner.

5.06 Partnership Units. The number of partnership units set forth in Section 5.01 above represent each Partner’s partnership interest in the Partnership. Each Partner’s partnership units may, but need not, be evidenced by unit certificates in such form as the General Partner may from time to time prescribe. If unit certificates are issued, the number of partnership units held by a Partner shall be designated on that Partner’s unit certificate. Unit certificates, if any, shall be signed by the General Partner or an officer of the General Partner and registered in such manner, if any, as the General Partner may prescribe.

SECTION 6.

Profits and Losses; Tax

6.01 Profits and Losses. Except as otherwise provided herein, the Partnership’s net profits and losses, and every item of income, deduction, gain, loss, and credit therein, shall be allocated between and borne by the Partners in the following percentages:

Name	Percent
Health Management General Partner, LLC	1%
Health Management Associates, Inc.	99%

Notwithstanding any other provision of this Paragraph, income, deduction, gain, loss, and credit with respect to property contributed to the Partnership by a Partner shall be shared among the Partners so as to take account of any variation between the basis of the property so contributed and its fair market value at the time of contribution, in accordance with the Code and any applicable Treasury Regulations. No Limited Partner will be liable for any debts, liabilities or other obligations of the Partnership in excess of the amount of its capital contribution.

6.02 Allocation to General Partner. Notwithstanding any provision of this Agreement to the contrary, at all times during the existence of the Partnership, the interest of the General Partner in each item of income, deduction, gain, loss, or credit will be equal to at least 1% of each such item.

6.03 Distributions of Profits. The Partnership shall distribute profits at such times and in such amounts as determined by the General Partner, after setting aside such amounts as may be deemed necessary to create adequate reserves for future capital needs. All distributions to the Partners shall be made in proportions in which net profits and losses are allocated under Paragraph 6.01 above.

6.04 Assignment of Dissolution. In the event of an assignment of a partnership interest or of the dissolution or termination of any Partner, profits and losses shall be allocated on the basis of the number of days in the particular year during which each Partner owned its partnership interest, or on any other reasonable basis consistent with applicable United States tax laws and regulations.

6.05 Taxes. The Partnership shall be taxed as a corporation and the Partnership will make such filings as are necessary and consistent with such election.

SECTION 7.

Management and Operations

7.01 Limited Partners. The Limited Partners shall take no part in and have no vote respecting the management and operations of the Partnership.

7.02 General Partner. The General Partner has the full and exclusive power on the Partnership’s behalf, in its name, to manage, control, administer and operate its business and affairs and to do or cause to be done anything the General Partner deem necessary or appropriate for the Partnership’s business.

7.03 Compensation. The General Partner shall not be entitled to any compensation for management of the Partnership’s business.

7.04 Expenses. All reasonable expenses incurred by the General Partner in managing and conducting the Partnership’s business, including, but not limited to overhead, administrative and travel expenses, and professional, technical, administrative, and other services, will be reimbursed by the Partnership.

SECTION 8.

Books and Records

8.01 General. The Partnership shall maintain adequate accounting books and records. The books and records will be kept on a basis consistent with past practices, and shall reflect all Partnership transactions and be appropriate and adequate for all Partnership business. The Partnership books shall be kept based on a fiscal year commencing on January 1 and ending December 31. The Partnership’s records shall be maintained at the Partnership’s principal place of business.

SECTION 9.

Banking

9.01 Partnership Bank Accounts. All Partnership funds will be deposited in its name in such accounts as the General Partner designates. All withdrawals shall be made upon checks signed by a party authorized by the General Partner.

SECTION 10.

Amendments and Modifications

10.01 Amendments and Modifications. This Agreement may be amended or modified only upon the unanimous consent of all of the Partners.

SECTION 11.

Dissolution

11.01 Causes for Dissolution. The Partnership shall be dissolved upon any of the following events:

A. The General Partner’s withdrawal or adjudication of bankruptcy, or the occurrence of any other event causing dissolution of a Limited Partnership under the Act. However, if, within six (6) months from such General Partner’s withdrawal, dissolution, or adjudication of bankruptcy, the other Partners elect to continue the Partnership, then the Partnership will continue under this Agreement.

B. Whenever the General Partner determines it to be in the best interest of the Partnership that it be dissolved.

11.02 Upon Dissolution. Upon its dissolution, the Partnership will terminate and immediately commence to wind up its affairs. The Partners shall continue to share in profits and losses during liquidation in the same manner and proportions as they did before dissolution. The partnership’s assets may be sold, if a price deemed reasonable by the General Partner may be obtained. The proceeds from liquidation of Partnership assets shall be applied as follows:

A. First, to the Partnership’s debts and liabilities to persons other than Partners, which shall be paid and discharged in the order of priority as provided by law;

B. Second, to debts and liabilities, including the balance of unpaid guaranteed payments, if any, to Partners, which shall be paid and discharged in the order of priority as provided by law; and

C. Third, the remaining assets shall be distributed proportionately first, to the Limited Partner, second, to the General Partner, in the proportion in which net profits and net losses are allocated under Paragraph 6.01 above.

11.03 Winding Up. The winding up of Partnership affairs and the liquidation and distribution of its assets shall be conducted by the General Partner, who is hereby authorized to do any and all acts and things authorized by law in order to effect such liquidation and distribution of the Partnership’s assets.

SECTION 12.

Miscellaneous

12.01 Non-Waiver. Any party’s failure to seek redress for violation of or to insist upon the strict performance of any provision of this Agreement shall not be deemed a waiver and will not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

12.02 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is invalid for any reason whatsoever, its invalidity will not affect the validity of the remainder of the Agreement.

12.03 Good Faith. The doing of any act or the failure to do any act by a Partner or the Partnership, the effect of which causes any loss or damage to the Partnership, will not subject such Partner or the Partnership to any liability, if done in good faith to promote the Partnership’s best interests.

12.04 Governing Law. This Agreement is to be construed according to the laws of the State of Delaware.

12.05 Other Business Activities. Every Partner may also engage in whatever business activities he, she or it chooses without having or incurring any obligation to offer any interest in such activities to any party hereof.

12.06 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

12.07 Waiver of Partition. Each of the parties waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to the Partnership’s property or assets.

12.08 Binding Terms. The terms of this Agreement are binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, the administrators, legal representatives, successors and assigns of such party.

12.09 Personal Property. The interests of each Partner in the Partnership are personal property.

12.10 Gender and Number. Unless the context requires otherwise, the use of a pronoun includes the masculine and the neuter, and vice versa, and the use of the singular includes the plural, and vice versa.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Limited Partnership Agreement, effective as of the date written above.

GENERAL PARTNER:	HEALTH MANAGEMENT GENERAL PARTNER, LLC

	By:	/s/ Kathleen K. Holloway
Name: Kathleen K. Holloway
Title: Assistant Secretary

LIMITED PARTNER:	HEALTH MANAGEMENT ASSOCIATES, INC.

	By:	/s/ Kathleen K. Holloway
Name: Kathleen K. Holloway
Title: Assistant Secretary